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                       [D.F. KING & CO., INC. LETTERHEAD]

PRESS RELEASE

CONTACTS:

FOR IMMEDIATE RELEASE
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                  MMI COMMENCES PROXY CONTEST IN OPPOSITION TO
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                  SIMPSON INDUSTRIES BOARD; SEEKS 3 BOARD SEATS
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                             AND AUCTION OF SIMPSON
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     NEW YORK, NEW YORK, March 13, 2000 . . . MMI Investments II-A, LP ("MMI"),
announced today that it has commenced the solicitation of proxies from shareholders of Simpson Industries, Inc. (NASDAQ: SMPS) in opposition to Simpson's Board of Directors. MMI, the owner of approximately 4.7% of Simpson's common stock, has nominated three individuals for election to Simpson's ten-member Board of Directors and is presenting a Shareholder Value Proposal calling for the auction of Simpson. Simpson has established March 3, 2000 as the record date for the Annual Meeting of Shareholders to be held on April 18, 2000.

     In commenting on the action Clay B. Lifflander, President of MMI, said:

     "We believe that Simpson's Board of Directors has failed to grow Simpson with an effective acquisition program, as is crucial in the highly-competitive and consolidating auto parts industry, and failed to present a credible plan to reverse Simpson's short and long-term patterns of negative shareholder returns. In so doing, we believe that Simpson's Board and management have dug Simpson's market value into a hole from which it is unlikely to emerge so long as Simpson remains an independent public company. Therefore, due to the currently high levels of transaction activity and premiums in the auto parts industry - and Simpson's record-breaking earnings in 1999 - we believe that NOW is the time for Simpson's Board of Directors and Chairman Roy Parrott to act to create value for shareholders by soliciting offers, through a recognized investment banking firm, for the sale of Simpson at an attractive price."

     MMI's proxy materials illustrate Simpson's abysmal stock price performance. For example, $100 invested in Simpson common stock on December 31, 1993 would be worth $89 as of February 29, 2000 including reinvested dividends. During the same period, $100 invested in the Standard & Poors' 500 Index, the Russell 2000, or an industrial manufacturing index would have appreciated to $328, $243, or $326, respectively.

     Mr. Lifflander added:

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MMI Investments II-A, L.P.
March 9, 2000
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     "We have become convinced that even if the Shareholder Value Proposal is passed, there is a serious chance that the Board of Directors will ignore the will of the shareholders. Therefore we believe that the Board of Directors needs a new voice - one whose ONLY interest is the creation of shareholder value for the owners of Simpson."

     MMI Investments II-A, LP is a private investment firm located in New York, NY with investments in publicly traded securities. MMI has retained D.F. King & Co., Inc. to assist it with the proxy solicitation. To obtain copies of MMI's proxy materials, King may be reached toll-free at (888) 242-8149.